BALDWIN PIANO & ORGAN COMPANY

                                AND

                        GENERALMUSIC S.p.A.


                      DISTRIBUTION AGREEMENT


     This Agreement is made effective as of July 1, 1995, and is entered into between Baldwin Piano & Organ Company ("Baldwin"), with its principal office at 422 Wards Corner Road, Loveland, Ohio 45140-8390, and GeneralMusic S.p.A., with its principal office at Via delle Rose 12, 47048 S. Giovanni in Marignano (FO) ITALY ("GM").

                         W I T N E S S E T H

     WHEREAS, Baldwin has for many years been engaged in the business of marketing electronic and acoustic pianos and organs;
and

     WHEREAS, GM manufactures lines of electronic musical instruments and desires to appoint Baldwin as its exclusive distributor in the Territory (as defined below) for the Products
(as defined below);

     WHEREAS, Baldwin desires to become the exclusive distributor for GM and to market the Products in the Territory;

     WHEREAS, Baldwin and GM desire to enter this Agreement to define the terms of their business relationship.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, Baldwin and GM agree as follows:

Article 1 - Products

1. The word "Products" used herein shall mean the following items from GM's line of electronic pianos: the PS, RP, GRP and GWS series products, and any products hereafter introduced by GM which are similar to or in replacement for any such items; it being understood and agreed by Baldwin that GM will not begin to ship any RP Products until June 30, 1995 nor ship any GRP Products until October 31, 1995. "Products" shall also include the software for the Products. The Products shall bear the "Baldwin" and/or "Pianovelle" name and/or such other names as Baldwin may designate from time to time. The Products shall also contain GeneralMusic's logo or such other designation as Baldwin and GM shall agree. Product Specifications for the Products (hereinafter "Product Specifications") are as referenced in Appendix II attached hereto. The Production Specifications have been reviewed and agreed to by both GM and Baldwin.

2. Products shall not include GM's keyboards and modules for the home and/or professional market (other than 76 note and 88 note weighted keyboards with patterns as provided below in this Article 1, subsection 2), workstations, professional electronic pianos, or GM's home or church organs (including, without limitation, the line of church organs presently distributed by GM in the United States through Galanti Organ Builders, Inc. and its dealership network). Such excluded products are sometimes collectively referred to hereinafter as the "Excluded Instruments". Notwithstanding anything in the previous sentence to the contrary, GM understands and agrees that Baldwin shall be presumed to have the exclusive right to sell all 76 note and 88 note weighted keyboards and electronic pianos with patterns, and that any professional electronic piano with built in patterns shall be presumed not to be an Excluded Instrument unless Baldwin consents in advance in writing (which consent shall not be unreasonably withheld). GM agrees that it will inform Baldwin of any plans by GM to develop a professional product with built-in patterns and to work with Baldwin in good faith to design any such professional products so not to be competitive with the Products. GM and Baldwin further agree that if they cannot agree on the specifications for a professional product that would not compete with the Products, then the matter shall be resolved in an arbitration proceeding conducted pursuant to Article 3, subsection 4. GM further understands and agrees that GM's CD portable series, 61 note keyboards with patterns, WX modules and WX2 series keyboards shall be deemed Excluded Instruments only upon such time as provided in Article 3, subsection 4.

Article 2 - Sale of Products

GM agrees to sell and Baldwin agrees to buy and distribute Products subject to the terms and conditions of this Agreement. This
Agreement supersedes any terms printed on the back of any Baldwin purchase order for Products to be supplied hereunder to the extent that this Agreement and such purchase order terms may be inconsistent with each other.

Article 3 - Exclusive Distributor

1. GM hereby appoints Baldwin as its exclusive distributor of Products within the United States, (including Alaska and Hawaii), Canada, the Virgin Islands, Puerto Rico and Guam (the "Territory"), with the exclusive right to distribute, market and sell Products in the Territory. During the term of this Agreement, GM agrees not to appoint any other entity or individual as a distributor of Products within the Territory, nor shall it, directly or indirectly, sell or distribute Products within the Territory. Baldwin shall distribute Products through its dealer network, as now or hereafter constituted. Baldwin further agrees that it will not sell any Products outside of the Territory unless GM agrees in advance in writing.

2. Except as contemplated by Article 3, subsection 4 and Articles 13 and 18, nothing in this Agreement shall be construed to: (i) restrict Baldwin from developing or from marketing or distributing through its dealer network any Baldwin instruments or products that do not directly compete with the Products in the Territory (e.g. Baldwin may sell acoustic pianos, classical and church organs and music lab products without restriction); (ii) restrict Baldwin, through its dealer network, from marketing or distributing outside the Territory any Baldwin instruments or products whatsoever, whether now existing or developed hereafter, acoustical or digital, whether or not such instruments or products compete with the Products; (iii) provided that GM has consented in advance in writing (which consent shall not be unreasonably withheld), restrict Baldwin from marketing or distributing within the Territory, through its dealer network, any new digital instruments or products developed by Baldwin; (iv) restrict Baldwin from liquidating its inventories of GM's CD portable series, 61 note keyboards with patterns, WX modules and WX2 series keyboards as contemplated by Article 3, subsection 4; or (v) restrict Baldwin's sale of the Wurlitzer "ButterFly" digital grand piano on or before December 31, 1995, it being understood and agreed that after such date neither Baldwin nor Wurlitzer will ship additional "ButterFly" digital grand pianos unless agreed in advance in writing by GM, provided, however, that at all times Baldwin and Wurlitzer dealers may continue to sell such "ButterFly" grand pianos held in their inventory until such inventories are exhausted.

3. Except as contemplated by Article 3, subsection 4, and Articles 13 and 18, nothing in this Agreement shall be construed to: (i) restrict GM's right to sell the Products outside of the Territory, it being specifically understood and agreed by GM that GM has no right to use the "Baldwin", "Pianovelle" or "Wurlitzer" name or any other trademark, tradename or other logo owned, licensed or used by Baldwin in connection with any such sales and that no such name, trademark, tradename or logo shall appear on such Products; or (ii) restrict GM's rights to sell in the Territory any items it manufactures or distributes which are not within the definition of Products; (iii) restrict GM from developing any new instruments or products, acoustical and digital, or from marketing or distributing any such new instruments or products outside the Territory, whether or not such items compete with the Products; or (iv) restrict GM's right to service any of the items in Article 5.1(e).

4. In the event that GM and Baldwin disagree as to whether an instrument or product manufactured or sold by the other competes with any of the Products and may be sold in the Territory, GM and Baldwin hereby agree that a panel of three arbitrators shall be selected as provided herein, that such panel shall determine whether such new instrument or product competes with any of the Products, and that such decision (which shall be made by a majority vote of the panel) shall be binding upon GM and Baldwin for all purposes of this Agreement. Each of GM and Baldwin agree that it shall provide all information to such arbitrators as the arbitrators may request in order to reach a determination and that the procedure selected by the arbitrators for conducting the arbitration process shall be adhered to by it.

     The arbitrators to be utilized pursuant to this Article 3, subsection 4, shall be individuals who are reasonably knowledgeable of the music and keyboard industry but may not be shareholders, directors, officers, employees, agents, dealers or otherwise affiliated with or at any time employed by either GM or Baldwin. Each of GM and Baldwin shall select one arbitrator to serve on such panel within fifteen days of such time that either Baldwin or GM first makes a written demand upon the other that arbitration is desired pursuant to this subsection. The two arbitrators so selected shall then select the third arbitrator within fifteen days of the date that the first two arbitrators are so chosen. Once the panel of arbitrators is selected, such panel shall determine the time, place and manner in which the arbitration shall be conducted subject only to the requirement that a final decision be reached within thirty days of the full panel being selected. Each of GM and Baldwin shall pay all costs and expenses of the arbitrator selected by it and shall each pay one half the costs and expenses of the third arbitrator.

     To allow Baldwin and Wurlitzer the opportunity to liquidate all of their inventories of GM's CD portable series, 61 note keyboards with patterns, WX modules and WX2 series keyboards existing as of the date of this Agreement, including all quantities of such items on consignment or otherwise held for sale by Baldwin and Wurlitzer dealers, GM will not commence its sale in the Territory of its CD portable series, 61 note keyboards with patterns, WX modules, WX2 keyboards and/or any replacement models for any of the foregoing products and instruments described in this paragraph (including but not limited to GM's anticipated K4 keyboard intended as a replacement for the WX2 keyboard) until the earlier of (a) the sale of all such inventories by Baldwin and Wurlitzer, (b) the purchase by GM at Baldwin's landed cost of such inventories from Baldwin and Wurlitzer pursuant to Article 10, subsection 2, or (c) September 1, 1995 for the CD line of instruments and October 1, 1995 for the WX line of instruments. Thereafter, GM may sell such CD and WX instruments and products without restriction. In the event that by October 1, 1995 Baldwin has not liquidated all such inventories and GM has not purchased all such inventories, Baldwin may thereafter continue to sell such remaining inventories in the Territory notwithstanding that GM will also be free to sell such products and instruments, and the replacement models therefor, within and outside of the Territory. However, unless and until Baldwin and Wurlitzer have sold all of their inventories of CD and WX instruments, GM will sell in the Territory only the replacement models for such instruments.

5. Baldwin further agrees that neither Baldwin nor any of its subsidiaries or affiliates will extend any offer of employment or employ Chris Anthony, GM's product specialist, without the prior approval of GM.

Article 4 - Duties of Baldwin

As the exclusive distributor of Products within the Territory, Baldwin agrees to perform the activities normally performed by a distributor. Specifically, in such capacity, Baldwin shall:

     (a) use its reasonable best efforts to promote the sale of all of the Products within the Territory through its dealer and sales network;

     (b) maintain an adequate sales and distribution network and warehouse facilities;

     (c) use its reasonable best efforts to require its dealers who sell Products to maintain adequate inventories of Products;

     (d) provide suggestions to GM regarding Product modifications or new product development; and

     (e) provide product service support required after the sale of Products.

Article 5 - Duties of GM

1. GM agrees to perform the activities normally performed by a manufacturer. Specifically, GM shall:

     (a) provide such technical assistance as may be requested by Baldwin in connection with the sale and servicing of Products;

     (b) publish, in English, in French and in Spanish (if French and/or Spanish, respectively are available), GM's standard owners and technical manuals and standard promotional materials (other than product brochures which Baldwin may produce on its own and at its own expense), provided that Baldwin shall keep such technical material confidential except where its dissemination is necessary for the sale or service of Products;

     (c) forward to Baldwin, in a timely manner, all inquiries, leads and responses to advertising relating to Products from potential customers located within the Territory;

     (d) consult in good faith with Baldwin regarding Baldwin suggestions related to Product modifications or new product development;

     (e) reimburse Baldwin for any costs (including parts and labor) incurred by Baldwin in servicing items sold by GM prior to the date of this Agreement which items otherwise would have constituted Products for purposes of this Agreement, provided that GM requests or authorizes such service prior to Baldwin performing same and provided, further, that items sold by GM to Wurlitzer under the Distribution Agreement described in Article 30 shall continue to be subject to the warranty provisions of that Agreement notwithstanding the termination of that Agreement;

     (f) use its best efforts to fill the orders made by Baldwin for Products pursuant to the procedures described in Appendix I hereof;

     (g) provide to Baldwin reasonable technical assistance, including access, at mutually convenient times, to a dedicated project engineer located at GM's manufacturing facility;

     (h) provide, at GM's expense, the services of one of GM's product specialists to assist Baldwin in servicing the home market during each year that this Agreement remains in force as provided in Article 5, subsection 2, such dates to be acceptable to Baldwin, GM and such specialist and such services to be provided at the locations specified by Baldwin from time to time, it being agreed by Baldwin that GM shall use its best efforts to work with Baldwin to provide such services in the locations desired by Baldwin but that GM shall not be obligated to arrange for such specialist to be at a certain location unless Baldwin has provided GM with 60 days advance notice of the location desired, and provided, further, that GM's product specialist's out of pocket disbursements shall be paid for by Baldwin, including travel expenses (it being understood that GM shall provide the services of the product specialist located nearest to the location specified by Baldwin and that if such specialist is unavailable so that GM desires to send a more distant specialist to the desired location, then Baldwin shall have the option of either paying the entire travel expense of such distant specialist or Baldwin may cancel or reschedule its request for a product specialist in the designated location); and

     (i)  within thirty (30) days hereof, and at least every ninety
(90) days thereafter, provide Baldwin with a listing of current and proposed Products, including product descriptions, prices or estimated prices and the anticipated timing to bring such products to the market.

2. For purposes of Article 5, subsection 1(h), GM shall provide the services of its product specialists for a minimum of 30 days during the first year of this Agreement. In each subsequent year, GM shall provide the services of its product specialists based upon the dollar amount of Products purchased by Baldwin pursuant to this Agreement in the immediately preceding year and that Baldwin shall be entitled to ten days of services of GM's product specialists for each $1,000,000 of Products purchased by Baldwin (e.g. if Baldwin's purchases of Products equal $8,000,000 in the third year, then GM shall make its product specialists available for 80 days in the fourth year). In the event that Baldwin's purchases would exceed $3,000,000 prior to the end of the first year, GM shall also provide additional services of its product specialists during the first year on this same basis.

Article 6 - Product Development

1. GM agrees to use its reasonable best efforts to perform the development services described herein (the "Services"), including but not limited to those development services set forth in Article 6, subsection 2, which are directed towards the development of enhanced digital piano products to be sold by Baldwin as Products within the Territory. In addition to the Services specified in subsection 2 below, GM also agrees that it will continue its individual efforts to develop new products and that GM will seek to introduce a new generation of digital products no less than every eighteen to twenty four months during the term of this Agreement.


2. GM agrees that commencing with the effectiveness of this Agreement, GM will use its reasonable best efforts to undertake the following product enhancements and introductions:

     (a)  to produce an entry level slab version digital piano
(with optional stand);

     (b) to incorporate the Barcus-Berry and IMX sound enhancement circuits in certain Products to be agreed upon by Baldwin and GM;

     (c) to place the Baldwin and Pianovelle name on all new digital pianos constituting Products sold to Baldwin pursuant to this Agreement;

     (d) subject to receipt by GM of all necessary information from Baldwin including the decoding process described in Article 6, subsection 3(c), to incorporate into all Pianovelle Products with built-in high density disk drives the ability to read PianoDisc, Disklavier and Clavinova files in addition to standard midi files;

     (e)  to incorporate Baldwin's custom rhythms into as many
Products as possible as agreed upon by Baldwin and GM;

     (f) to allow Baldwin to incorporate the R.P. piano sound in the development of Baldwin's silent series acoustic pianos and to assist Baldwin as requested in such process, provided that any such systems developed or owned by GM shall be available to GM for incorporation by GM into other products not subject to this Agreement and GM's right to do so shall survive termination of this Agreement;

     (g) to work with Baldwin to simplify the user interface of all Products, both current and future models; and

     (h) to develop prototype models that may be displayed at the January, 1996 NAMM show of instruments that implement Baldwin's proposals described in clauses (d) and (e).

3. Baldwin agrees that commencing with the effectiveness of this Agreement, Baldwin will assist GM in accomplishing the items set forth in subsection 2 above by undertaking the following actions:

     (a) to consider using one chip (64 note polyphony) in model two (RPI version) product offerings and the most economical chip(s) in model one (slab version) product offerings, to stay consistent with GM's future Product line;

     (b) to provide GM with a schematic and component box for incorporating the Barcus-Berry and IMX circuits;

     (c) to provide GM, for use in Baldwin Products only, with the ENSONIQ decoding process for the ability to read competitive files, in accordance with the Confidentiality and Non-Competition
Agreement dated as of July 1, 1995 among Baldwin, GM and ENSONIQ;

     (d) to make Baldwin's custom rhythms available for GM's use in Baldwin Products only; and

     (e) to work with GM to simplify the user interface of all Products, both current and future models.

     GM agrees that it shall not use any of the technology, software, hardware, trade secrets, know-how or other proprietary information provided to it by Baldwin, whether or not such technology, software, hardware, trade secrets, know-how or other proprietary information is owned or licensed by Baldwin, and not previously known by, subsequently developed by or otherwise made available to GM from other sources, for any purpose other than as specifically set forth in this Agreement or otherwise expressly agreed to in writing by Baldwin.

     Baldwin agrees that it shall not use any of the technology, software, hardware, trade secrets, know-how or other proprietary information provided to it by GM, whether or not such technology, software, hardware, trade secrets, know-how or other proprietary information is owned or licensed by GM, and not previously known by, subsequently developed by or otherwise made available to Baldwin from other sources, for any purpose other than as specifically set forth in this Agreement or otherwise expressly agreed to in writing by GM.

Article 7 - Marketing

1. As provided in this Article 7, subsection 1, GM agrees to contribute to Baldwin's advertising within the Territory for the Products with an advertising campaign to be mutually agreed upon. Baldwin will direct the development and placement for such advertisements. In the first year of this Agreement, subsequent to Baldwin's purchase and payment of $500,000 of Products, GM will contribute an amount equal to the amount expended by Baldwin, up to a maximum contribution by GM of $50,000. In each subsequent year, GM will contribute an amount equal to the amount expended by Baldwin, up to a maximum contribution by GM equal to the lesser of $50,000 or 1% of the dollar amount of Products purchased and paid for by Baldwin in the year most recently ended.

2. Each of Baldwin and GM will make periodic marketing visits to the other's facilities at times mutually agreed upon. The traveling party shall be responsible for its own travel expenses except that the host company shall provide lodging accommodations.

Article 8 - Quantity

1. As of the date hereof, Baldwin represents to GM that Baldwin has a good faith, reasonable belief that Baldwin will place orders to purchase not less than U.S. $5,700,000 (the "Minimum Order") of Products during the first twenty four months of this Agreement, in the quantity and on the delivery dates as set forth in Appendix I consistent with Baldwin's Initial Forecast (as defined in Article
19). Baldwin further represents to GM that Baldwin has a good faith, reasonable belief that during the first twenty four months of this Agreement, Baldwin will place orders amounting in the aggregate to no less than the Minimum Order as follows: Through the first six months, a total of $500,000 of Products; through the first twelve months, a total of $1,700,000 of Products; and through the first eighteen months, a total of $3,400,000 of Products (the "Incremental Orders"). Baldwin shall place firm orders from time to time through delivery of its purchase orders to GM in accordance with the procedures established in Appendix I (hereinafter "Orders"). In the event that Baldwin fails to purchase Products in the first twenty four months of this Agreement having a value at least equal to the Minimum Order or at least equal to the Incremental Order for any earlier six months interval, such failure shall be grounds for immediate termination of this Agreement by GM upon written notice provided at any time during the six months following the time period in which such Minimum Order or Incremental Order was not made, notwithstanding any other provisions of this Agreement to the contrary; provided, however, that following any termination of this Agreement, GM shall fill Orders as set forth in, and pursuant to the terms of, Article 20, subsection 5. In the event that Baldwin fails to purchase $500,000 of Products in the first six months of this Agreement due to the inability of GM to ship RP Products subsequent to June 30, 1995, the minimum order requirement for the first six months shall automatically be deemed reduced in dollar amount by the dollar amount of RP Products that were not timely shipped, and the minimum order requirement in every later interval specified in this Agreement shall also be reduced by the amount of RP Products ordered by Baldwin in accordance with the procedures established in Appendix I and not available for shipment. GM also agrees that for purposes of determining whether the Minimum Order amounts have been satisfied, the purchases by Baldwin from GM of electronic components for use in the 675 limited edition Pianovelle models to be manufactured by Baldwin shall be included in calculating Baldwin's aggregate purchases of Products up to an aggregate maximum of $200,000.

2. Following the expiration of the first twenty four months of this Agreement, for each year thereafter (including all renewal terms) Baldwin will place Orders in both the first six months of such year and in the second six months of such year in an amount equal to 50% of one half of the annualized minimum purchase commitment agreed upon for that year (the "Semi-Annual Order"). If Orders in the first six months of any such year exceed the Semi-Annual Order, such excess Orders shall be counted in determining whether Baldwin has placed sufficient Orders in the second six months of that same year. In the event that Baldwin fails to purchase Products in any such six month period having a value at least equal to the Semi-Annual Order, such failure shall be grounds for immediate termination of this Agreement by GM upon written notice provided at any time during the six months following the time period in which such Semi-Annual Order was not made, notwithstanding any other provisions of this Agreement to the contrary; provided, however, that following any termination of this Agreement, GM shall fill Orders as set forth in, and pursuant to the terms of, Article 20, subsection 5.

Article 9 - Shipment and Risk of Loss

Upon GM's receipt of Orders, the time of shipment of Products shall be made in accordance with the procedures set forth in Appendix I. Title and risk of loss shall pass to Baldwin upon delivery of Products to the freight carrier selected by Baldwin. Except as expressly set forth herein or as otherwise agreed to from time to time by GM and Baldwin, all Products shall be shipped only against irrevocable letters of credit.

Article 10 - Prices and Expenses

1. Prices of Products shall be F.O.B. GM's manufacturing facility, as set forth in Appendix III, denominated in U.S.
Dollars.

2. Baldwin and GM agree that it is anticipated that GM may, at its option, purchase those items in Baldwin's and/or Wurlitzer's inventory pursuant to Article 3, subsection 4, and as GM and Baldwin may agree (the "Inventory"), subject to GM's prior inspection and approval of same. Payment for any such Inventory purchased by GM shall be to Baldwin by wire transfer, pursuant to instructions from Baldwin, within thirty (30) days after delivery of such items by Baldwin to GM. Upon the earlier of (a) the sale by Baldwin and Wurlitzer of such inventories, (b) GM's purchase of all such remaining inventories, or (c) September 1, 1995 for the CD line of instruments and October 1, 1995 for the WX line of instruments, GM may then sell such instruments and products, and the replacement models therefor, as provided in Article 3, subsection 4.

3. All taxes, excise and other charges levied on the production or sale of the Products purchased hereunder prior to shipment by GM shall be the responsibility of and shall be paid by GM. All shipping costs, taxes, tariffs, customs, duties, or similar charges payable after GM's shipment of Products hereunder shall be paid by Baldwin.

4. GM shall accommodate UL, FCC and CSA follow-up inspections. GM shall obtain, at its sole expense, necessary permits under applicable UL (to the extent reasonably available), FCC, CSA and other standards for all Products Baldwin desires listed with those agencies.

Article 11 - Payment

1. Baldwin shall issue or cause to be issued irrevocable letters of credit in the amount of the purchase price of the Products to be shipped each month, no later than the scheduled date of shipment in that month. Said letters of credit, shall be in form and substance and shall be issued by a bank reasonably acceptable to GM.

2. GM reserves the right to charge interest on overdue accounts at the lesser of 1% per month or the maximum rate allowed by Ohio law.

Article 12 - Warranty Obligations

1. General. Subject to the remaining Sections of this Article 12, Seller warrants to Buyer that all Products shall comply with the Product Specifications, shall be free from defects in material or workmanship under normal use and service for a period of five
(5) years from the date the Product is sold by Baldwin to a customer, and shall be free from any liens or encumbrances created by, through or under GM. If a Product furnished to Baldwin under this Agreement proves to be defective, in material or workmanship, during such five year period, or if at the date of shipment such Product fails to conform to the Product Specifications and GM was notified of this failure within such five year period, and provided that the Product has not been damaged by neglect, abuse, accident or unauthorized alteration, GM will provide to Baldwin a replacement part in exchange for the return by Baldwin to GM of the defective or nonconforming part.

2. Parts; Parts Inventory. GM shall furnish Baldwin, at GM's expense(including the cost of freight unless the parts are shipped in the same container as any Products), with replacement parts as needed from time to time during the term of this Agreement, and with a replacement part for each defective part under warranty returned to GM by Baldwin (with the cost of freight to return the defective part to be at GM's expense). Baldwin shall pay for any replacement part which failed after the expiration of the applicable warranty period and such replacement parts shall be sold by GM to Baldwin at GM's cost. In order to facilitate required servicing of Products, upon the commencement of the Initial Term, GM shall provide to Baldwin at no cost an inventory of replacement parts having a value of U.S. $20,000 (based upon GM's then current parts prices) which inventory shall be maintained at such $20,000 level throughout the term of this Agreement. GM and Baldwin shall mutually agree from time to time upon the types and quantities of replacement parts to be maintained in such inventory. On a quarterly basis (unless a different time period is agreed upon in writing by Baldwin and GM), (a) Baldwin shall pay GM for all non-warranty replacement parts used by Baldwin from such inventory during the previous quarter, and (b) GM shall replenish the inventory by shipping to Baldwin additional parts to replace all parts used from the inventory during the preceding quarter, including parts used both for warranty repair and for non-warranty repair. To the extent a repair requires parts not in such inventory, Baldwin may request such parts pursuant to Article 12, subsection 6.

3. Labor. For a period of 12 months after Baldwin's sale of a particular Product, GM shall reimburse Baldwin for all reasonable labor charges and other expenses incurred to repair any Products found to be defective in workmanship or materials.

4. Recall. In the event of a field recall or modification of any Product requested by GM or required by a governmental agency, GM shall be responsible (and shall reimburse Baldwin for) all costs incurred in order to complete such recall or modification program.

5. Replacement. If a warranty problem arises with respect to a Product, which problem cannot be satisfactorily resolved upon the diligent best efforts of Baldwin and GM following the replacement or repair of parts and the expenditure of all needed labor costs, GM will provide additional parts and labor in an attempt to resolve the problem in the field if necessary. If such extraordinary efforts fail to resolve such a warranty problem, GM will provide a replacement unit for the defective Product at no additional charge to Baldwin or the customer.

6. Warranty Requests. GM will honor all warranty replacement parts requests from Baldwin. GM agrees to use its best efforts to ship warranty replacement parts within two (2) business days of receipt of an authorized request. If GM determines return of the defective part is required, it must be returned to GM within sixty
(60) days of the date Baldwin receives the replacement part or the requesting entity will be billed for the replacement part at the then current parts price.

7. Freight and Duty. During the parts warranty period described in Article 12, subsection 1, shipping and duty costs for the shipment by GM of replacement parts shall be borne by GM, provided that such shipment is normal UPS (or equivalent Italian shipping method). If Baldwin requests that the parts be shipped by an expedited method (Federal Express, Air, Next Day, etc.) such shipping costs, shall be borne by Baldwin. Baldwin shall also be responsible for all shipping and duty costs for the shipment by GM of replacement parts no longer under warranty and for the return of defective parts to GM.

Article 13 - Confidential Information

Both parties agree to treat as confidential all of the information, in whatever form, provided to the other or mutually exchanged with respect to each party's business, the transactions contemplated hereunder and the Products, including without limitation all software, hardware, firmware, prototypes, work in progress, related know-how and documentation, patents, copyrights, trade secrets, specifications and schematics, and shall cause their directors, officers, employees and agents at all times to treat such information as confidential. Unless specifically stated in this Agreement or set forth in a separate writing, nothing in this Agreement shall be construed to grant a transfer of, license or other right in or with respect to any technology, technology related information or intellectual property by either Baldwin or GM to the other party.
This Article 13 shall not apply to any information:

     (a) which the receiving party lawfully had in its possession prior to its receipt from the other party;

     (b) which is part of the public domain at the time of receipt from the other party, or which has become part of the public domain after receipt from the other party through no fault of the receiving party;

     (c) which shall have been lawfully obtained from a third party who has the right to make such disclosure;

     (d) which is required to be disclosed by statute, rule or regulation or by a court of law;

     (e) is or becomes generally known or available by publication or is released on a non-confidential basis by the disclosing party in writing; or

     (f) is independently developed by one party hereto without use of the other party's confidential information.

Article 14 - No Diversion of Business; Non-Competition

1. GM shall not, either for itself or on behalf of any person, firm, corporation or any other entity, directly or indirectly, divert or attempt to divert from Baldwin any business relating to Baldwin's sale of Products in the Territory. In connection therewith, at no time during the term of this Agreement shall GM, either for itself or on behalf of any person, firm, corporation or any other entity, directly or indirectly own, control, or participate in the ownership or control of, or be employed by or on behalf of, any business involving or relating to instruments or products which are similar to the Products and which is competitive with Baldwin's business in the Products in the Territory. Notwithstanding the foregoing, Baldwin agrees that any activities of GM described in Article 3, subsection 3 shall not be a breach of this Article 14, and subject to the conditions set forth below in this Article 14, that GM has an existing dealer network in the Territory for organs and professional products and instruments, that GM will honor its contractual commitments to such dealers, and that any such activities by GM shall not be a breach of this
Article 14.

2. Except as permitted by Article 3, subsection 2, Baldwin shall not, either for itself or on behalf of any person, firm, corporation or any other entity, directly or indirectly, (i) develop for sale in the Territory products similar to the Products, or (ii) purchase for sale from others any products which compete with the sale of the Products in the Territory. In connection therewith, at no time during the term of this Agreement shall Baldwin, either for itself or on behalf of any person, firm, corporation or any other entity, directly or indirectly own, control, or participate in the ownership or control of, or be employed by or on behalf of, any business involving or relating to pianos which are similar to the Products and which are competitive with GM's business in the Products in the Territory.

3. The parties recognize that a breach of this Article 14 by one party will cause irreparable harm to the other party and that actual damages may be difficult to ascertain and in any event may be inadequate. Accordingly, GM and Baldwin agree that in the event of such breach, the non-breaching party shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available.

4. In the event that GM and Baldwin disagree as to whether any instruments or products compete with the Products, the disagreement shall be settled by arbitration pursuant to Article 3, subsection
4 hereof. If one party fails to adhere to the terms of any arbitration decision rendered pursuant to Article 3, subsection 4, the other party shall then be entitled to terminate this Agreement and seek all relief and remedies as provided in this Article 14.

Article 15 - Non-assignability

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party to any third party without the prior written consent of the other party.

Article 16 - Parts

1. Baldwin shall have complete discretion on its sales, pricing, and distribution of all of the Products in the Territory.

2. GM will maintain sufficient spare parts at GM's manufacturing facility as is reasonably necessary to support all warranty and service needs for all Products, including a parts inventory for discontinued models or Products for five (5) years after such item may have been discontinued.

Article 17 - Insurance

GM hereby agrees at all times to maintain insurance coverage with such companies and in such amounts as GM deems appropriate (but not less than $1,000,000 per occurrence) so as to protect and hold harmless Baldwin at all times from claims of warranty liability caused by GM-produced Products purchased by Baldwin hereunder. GM shall provide Baldwin with evidence of such insurance as requested by Baldwin from time to time and, upon the request of Baldwin, shall use its best efforts to have Baldwin listed as an additional named insured on such policies.

Article 18 - Proprietary Rights

1. GM shall indemnify and hold harmless Baldwin from and against any and all costs, damages and expenses related to any allegation, claim or suit that Baldwin's sale of the Products violates or infringes upon the patent, copyright or other proprietary rights of any third party, except with respect to parts or components specified by Baldwin, for which Baldwin will indemnify and hold harmless GM.

2. Nothing in this Agreement shall be construed as a grant by Baldwin to GM of a license or any other right to use the "Baldwin", "Pianovelle" or "Wurlitzer" name or any other trademark, tradename or other logo owned, licensed or used by Baldwin, except in connection with the delivery of Products to Baldwin for resale under the "Baldwin" or "Pianovelle" name. Except as set forth in the preceding sentence, GM acknowledges that it has no interest, title or right in or to the "Baldwin", "Pianovelle" or "Wurlitzer" name, or to any other trademark, tradename or other logo owned, licensed or used by Baldwin, by virtue of this Agreement or otherwise.

3. All trademarks, tradenames and the software (including, without limitation, the design and manufacture of the song disks, ROM packs and similar data storage and retrieval devices) of GM associated with the Products shall remain the exclusive property of GM and no rights to such trademarks, tradenames or software shall vest in Baldwin because of this Agreement. Baldwin shall cease use of such trademarks, tradenames and software (it being understood that Baldwin is only being granted the right to sell software relating to the Products pursuant to this Agreement) promptly upon termination of this Agreement.

Article 19 - Forecasts; Duration

1. Baldwin's best estimate of its forecast of Products expected to be purchased by Baldwin over the twenty four months following the execution of this Agreement is attached hereto as Appendix IV (the "Initial Forecast"), it being understood that orders for such Products shall become binding Orders only in accordance with the procedures set forth in Appendix I. Prior to the end of month twenty one following the execution of this Agreement, Baldwin shall provide GM with a forecast of Products expected to be purchased by Baldwin in months twenty five through thirty six of the term of this Agreement. Thereafter, Baldwin shall provide a forecast no later than month thirty three for months thirty seven through forty eight, and no later than ninety days prior to the commencement of each year within each renewal term of this Agreement.

2. This Agreement shall become effective on July 1, 1995 and remain valid and binding for four (4) years from that date (the
"Initial Term"), unless earlier terminated pursuant to the provisions of Article 8 or Article 20.

3. Following the expiration of the Initial Term, this Agreement will be automatically renewed for successive periods of four (4) years each, provided that not less than ninety (90) days prior to the expiration of the Initial Term and the expiration of each subsequent term, (i) Baldwin shall submit a new forecast to GM covering the twenty four month period beginning at the conclusion of the period covered by the last forecast submitted, which forecast must be reasonably acceptable to GM; (ii) Baldwin and GM must agree on a new price list for the Products, which price list shall supersede and replace Appendix III hereto; and (iii) neither Baldwin nor GM has provided written notice to the other that the notifying party is terminating the Agreement at the end of the current four year term. Thereafter, annual forecasts would be provided in the manner contemplated by Article 19, subsection 1.

4. The provisions of this Agreement shall be considered unchanged upon renewal unless expressly altered in writing and agreed by the parties.

5. Upon the expiration of this Agreement pursuant to this Article 19, GM shall fill all firm Orders in accordance with the last delivery schedule provided to GM in accordance with Appendix I prior to such expiration.

Article 20 - Termination

1. GM may terminate this Agreement upon thirty (30) days prior written notice if during the Initial Term Baldwin fails to purchase, during the first twenty four months of this Agreement Products equal in dollar amount to U.S. $5,700,000, and during months twenty five through forty eight of this Agreement, U.S. $6,270,000. Baldwin and GM further agree that GM shall have no right to terminate this Agreement pursuant to this subsection 1 if Baldwin's failure to purchase the required quantity of Products is due to GM's inability to ship sufficient Product quantities and/or GM's failure to develop new and replacement Products as contemplated by Article 6 hereof.

2. Baldwin may terminate this Agreement upon thirty (30) days prior written notice if during the Initial Term or during any twelve month period thereafter, GM fails to timely ship the quantity of Products for which Orders have been placed and/or GM fails to develop new and replacement Products as contemplated by
Article 6 hereof.

3. Either party may terminate this Agreement upon written notice provided more than 90 days in advance of the expiration of any four year term of this Agreement or upon fourteen (14) days written notice in the event that:

     (a) the other party fails to pay any sum payable hereunder within ten (10) days of when it is due;

     (b) the other party fails to comply with or perform any agreement or obligation (other than an obligation to pay any sum payable hereunder) to be complied with or performed by such other party in accordance with this Agreement if such failure is not remedied on or before the thirtieth (30th) day after notice of such failure is given to such other party; or

     (c) the other party, (i) is dissolved; (ii) becomes insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for the winding-up or liquidation of such other party and, in the case of any such proceedings or petition instituted or presented against it, such proceeding or petition (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for the winding-up or liquidation of such other party, or (y) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up or liquidation; (vi) seeks or becomes subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of how brief such appointment may be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (vi) has occurred and is continuing); (vii) any event occurs with respect to such other party which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to
(vi) (inclusive); or (viii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

4. Upon a termination by Baldwin pursuant to this Article 20, no additional work on any Orders shall be undertaken by GM unless specifically authorized in writing by Baldwin.

5.   Upon a termination by GM pursuant to this Article 20 or
Article 8, GM will complete the manufacture of Products for which firm Orders have been received prior to the sixtieth day following Baldwin's receipt from GM of GM's notice of termination. If termination by GM results from a non-payment of obligations by Baldwin, GM may suspend work on all firm Orders until Baldwin pays such past due amounts. GM's obligation to fill Firm Orders pursuant to this subsection 5 shall be subject to receipt by GM of reasonably satisfactory assurances from Baldwin, following a written request for such assurances by GM to Baldwin, that in connection with filling such orders GM will receive payment from Baldwin pursuant to this Agreement. Unless Baldwin has been, or is, delinquent on the payment of any invoice by GM to Baldwin under this Agreement in the six months preceding the date of termination, Baldwin and GM agree that a letter from a Baldwin officer confirming Baldwin's intent to purchase and pay for the Products which are the subject of such Firm Orders shall constitute satisfactory assurance.

Article 21 - Remedies

In addition to all other rights and remedies specified in this Agreement or otherwise provided by law, the parties shall be entitled to the following:

1. If delivery is not made as specified in this Agreement, Baldwin may terminate this Agreement as to all or any portion of the Products ordered.

2. Payment for the Products delivered hereunder shall not constitute acceptance thereof. Baldwin shall have the right to inspect and reject all Products delivered hereunder upon receipt of shipment. GM will promptly replace or correct the Products as set forth in Article 12.

3. Each party shall indemnify and hold the other party harmless from all liability, loss, damage and expenses (including reasonable attorneys' fees) resulting from or arising out of breach by the other party of any of its duties or obligations under this Agreement or from the error, omission, negligence or intentional act of the other party, its employees or agents in the use, sale or distribution of Products as contemplated herein.

4.   NEITHER PARTY SHALL BE ENTITLED TO RECOVER ANY INCIDENTAL OR
CONSEQUENTIAL DAMAGES UPON ANY BREACH BY THE OTHER PARTY UNDER OR
RELATED TO THIS AGREEMENT.

5. In the event of a breach of this Agreement by either party, the non-breaching party shall be entitled, in addition to such other relief as may be available to it, to all types of equitable relief (including without limitation the issuance of an injunction or temporary restraining order) as may be necessary or useful to cause the breaching party to comply with its obligations under this Agreement.

Article 22 - Notices

1. Effectiveness. Any notice or communication in respect of this Agreement will be sufficiently given to a party if in writing and delivered in person, sent by certified or registered mail or the equivalent (with return receipt requested) or by overnight courier, or given by facsimile (with confirmation received) at the address or facsimile number specified below. A notice or communication will be effective:

     (a) if delivered by hand or sent by overnight courier, on the day it is delivered (or if that day is not a business day, on the first following business day); or

     (b) if sent by facsimile, on the day the recipient's confirmation is received (or if, after the close of business, on the first following business day); or

     (c) if sent by certified or registered mail or the equivalent (return receipt requested), on the date set forth on the receipt.

2. Change of Address. Either party may by notice to the other change the address or facsimile number at which notices or communications are to be given.

3.   Addresses:     Baldwin Piano & Organ Company
                    422 Wards Corner Road
                    Loveland, OH 45140-8390
                    Attention:  Mr. Kenneth J. Clark
                    Facsimile Number: (513) 576-4655
                    Phone Number: (513) 576-4500

                    GeneralMusic S.p.A.
                    Via delle Rose 12
                    47048 S. Giovanni in Marignano (FO)
                    Italy
                    Attention: Mr. Matteo Galanti
                    Facsimile Number: 011-39-541-957595
                    Phone Number: 011-39-541-959511

Article 23 - Force Majeure

Neither party shall be liable, directly or indirectly, in any manner for its failure, of or delay in fulfillment of any obligations under this Agreement, owing to Acts of God, governmental restrictions, war, warlike conditions, fire, riot, strike, flood,accident or any other cause or circumstances beyond such party's reasonable control. In the event of any Force Majeure which prevents either party from fulfilling its obligations hereunder for a period exceeding one hundred fifty (150) consecutive calendar days, the other party shall be free to terminate this Agreement in accordance with the provisions of Article 20.

Article 24 - Governing Law

The validity, construction and performances of this Agreement and any terms and conditions of sale to be made hereunder shall be governed by and interpreted in accordance with the laws of Ohio.

Article 25 - Jurisdiction and Venue

The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Southern District of Ohio, the Hamilton County Common Pleas Court of the State of Ohio, and any mutually agreed to alternative dispute resolution proceeding taking place in Hamilton County, Ohio, in any litigation arising out of the Agreement.

Article 26 - Arbitration

Except for those disputes subject to Article 3, subsection 4 of this Agreement (which disputes shall be handled as provided therein), any dispute, controversy or claim arising in connection with this Agreement, including without limitation with respect to any claim for indemnification, shall be settled by arbitration if so requested in writing by either party hereto. The arbitration shall be conducted by three arbitrators, who shall be appointed pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration shall be held in Cincinnati, Ohio and shall be conducted in accordance with the commercial arbitration rules of the AAA, provided, however, that the parties shall have the right to take depositions and to conduct discovery in any such arbitration proceeding in accordance with the Federal Rules of Civil Procedure without the need to obtain the consent or approval of the arbitrators. The determination of the arbitrators shall be final and binding on the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

Article 27 - Announcement

Neither Baldwin nor GM shall make any announcement or disclosure regarding this Agreement without the written consent of the other, except (i) as may be required by applicable law, including without limitation the rules and regulations of the Securities and Exchange Commission, (ii) to those persons or entities who have or may acquire a financial interest in either Baldwin or GM, including without limitation bankers and prospective investors; and (iii) that each party shall be free to make its own communication to its dealers, provided that at least 48 hours in advance of any communication to its dealers, each party shall provide to the other party a copy of any such communication which names such other party in connection with any matter that is a subject of, or would reasonably be considered to be within the scope of, this Agreement and the parties agree to work with each other in good faith in the event of any disagreement regarding such communications.

Article 28 - Future Orders

The terms and conditions of this Agreement shall apply to all additional purchase orders delivered by Baldwin to GM for Products pursuant to the procedures described in Appendix I hereof. Such additional purchase orders shall be deemed addenda to this Agreement.

Article 29 - Relationship of the Parties

The relationship between Baldwin and GM hereunder is solely that of purchaser and seller. None of Baldwin, its employees or its agents are granted any authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of GM, or to bind GM in any manner whatsoever, and shall not hold themselves out as agents or representatives of GM for any purpose. None of GM, its employees or its agents are granted any authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Baldwin, or to bind Baldwin in any manner whatsoever, and shall not hold themselves out as agents or representatives of Baldwin for any purpose.

Article 30 - Effectiveness of this Agreement; Termination of
Wurlitzer Agreement

This Agreement shall become effective upon the execution by both Baldwin and GM of this Distribution Agreement. Upon the effectiveness of this Distribution Agreement, the existing distribution agreement between GM and Baldwin's wholly-owned subsidiary, The Wurlitzer Company, dated March 9, 1994 shall be terminated. Notwithstanding such termination, each party thereunder shall continue to be responsible for its respective obligations which arose under the Agreement prior to such termination.

Article 31 - Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties, it being understood that both parties need not sign the same counterpart.

Article 32 - Enforceability

If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

Article 33 - Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be signed and sealed by their duly authorized officer or representatives as of the date first above written.

                              BALDWIN PIANO & ORGAN COMPANY

                              BY: KAREN L. HENDRICKS
                                  Karen L. Hendricks, President


                              GENERALMUSIC S.p.A.

                              BY: RAFFAEL GALANTI
                                  Raffael Galanti, Managing
                                  Director

AGREED (for purposes of Article 30 only):

THE WURLITZER COMPANY

BY:  KENNETH CLARK
     Kenneth Clark

TITLE:  Vice President

                             APPENDIX I

                    ORDERS AND SHIPPING SCHEDULE

     Baldwin hereby purchases from GM in accordance with the terms set forth in the Agreement to which this Appendix is attached:


                                                    REQUESTED
                                                    DELIVERY
PRODUCT                    QUANTITY                   DATE



                           APPENDIX I (cont.)

     Baldwin shall prepare and deliver to GM not less than 60 days prior to the commencement of each calendar quarter (i) a schedule setting forth a firm purchase order by month for such calendar quarter; and (ii) a projection of all purchases anticipated by Baldwin for months four through twelve following the date of the firm purchase order.

     Following receipt from Baldwin of its firm purchase orders, GM will prepare and provide to Baldwin delivery schedules, with such delivery to occur not later than 120 days after the date of Baldwin's submission of the purchase order.

                            APPENDIX II

                      PRODUCT SPECIFICATIONS


     Baldwin hereby acknowledges that the product specifications for items currently manufactured by GM and falling within the definition of Products as of the date of the execution of the Distribution Agreement to which this Appendix II is attached are satisfactory to Baldwin. Baldwin and GM agree that from time to time they may work together to develop additional product specifications for additional items to be manufactured by GM and added to the definition of Products.

                          APPENDIX III

                            Prices *


                     GENERALMUSIC PRODUCT PRICING
                          (In U.S. Dollars)


RPS

RP 1 PVC

RP 2 PVC

RP 2 HPF

PS1500

PS2500

GRP 3

GPS2500

Bench PVC

Bench HPF



_______________________

* Prices are firm for six months after products first become available for shipment, and thereafter may be increased or decreased by GM, upon sixty (60) days prior written notice, to preserve GM's existing profit margins for the Products, including increases necessary to defray the increased costs of labor and materials, provided, however, that if any product shall increase in price by more than 5% over any consecutive twelve month period, then GM, following written request from Baldwin, shall provide Baldwin with such information as is reasonably necessary to demonstrate that such price increase(s) was required to preserve GM's existing profit margin.

                             APPENDIX IV

                           INITIAL FORECAST



FIRST SIX MONTHS






FIRST TWELVE MONTHS






FIRST EIGHTEEN MONTHS






YEARS ONE AND TWO (first 24 months)